UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  FORM U-13-60


                                  ANNUAL REPORT

                                 FOR THE PERIOD

             Beginning January 1, 1999 and Ending December 31, 1999
                        --------------            -----------------

                                     TO THE
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                       OF


                Alliant Energy Corporate Services, Inc.
---------------------------------------------------------------------

A                         Subsidiary                   Service Company
-------------------------------------------------------
                    ("Mutual" or "Subsidiary")

Date of Incorporation December 8, 1997
                      ----------------

If not Incorporated, Date of Organization
                                          ----------------
State or Sovereign Power under which Incorporated or Organized   Iowa
                                                               ---------

Location of Principal Executive Offices of Reporting Company   Dubuque, Iowa
                                                              ---------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:  Daniel A. Doyle,
                             ----------------
                                 (Name)

                 Vice President-Chief Accounting and Financial Planning Officer,
                 ---------------------------------------------------------------
                                            (Title)

                   222 W. Washington Avenue, Madison, Wisconsin 53703
                   -------------------------------------------------------------
                                           (Address)


Name of Principal Holding Company Whose Subsidiaries are served by Reporting
Company: Alliant Energy Corporation
         ---------------------------

                      INSTRUCTIONS FOR USE OF FORM U-13-60

1.   Time of Filing.
     Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2.   Number of Copies.
     Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

3.   Period Covered by Report.
     The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4.   Report  Format.
     Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5.   Money  Amounts  Displayed.
     All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X ( Subsection 210.3-01(b)).

6.   Deficits  Displayed.
     Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, ( Subsection 210-3.01(c)).

7.   Major Amendments or Corrections.
     Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8.   Definitions.
     Definitions  contained  in  Instruction  01-8 to the  Uniform
     System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9.   Organization  Chart.
     The service company shall submit with each annual report a copy of its current organization chart.

10.  Methods of  Allocation.
     The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange
     Commission pursuant to the Public Utility Holding Company Act of 1935.

11.  Annual  Statement of Compensation  for Use of Capital  Billed.
     The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

--------------------------------------------------------------------------------------------------------
                                LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS
--------------------------------------------------------------------------------------------------------
                                                                Schedule or Account               Page
         Description of Schedules and Accounts                        Number                     Number
--------------------------------------------------------------------------------------------------------
         COMPARATIVE BALANCE SHEET                                  Schedule I                    5-6
         SERVICE COMPANY PROPERTY                                   Schedule II                   7-8
         ACCUMULATED PROVISION FOR DEPRECIATION
         AND AMORTIZATION OF SERVICE COMPANY
         PROPERTY                                                   Schedule III                   9
         INVESTMENTS                                                Schedule IV                   10
         ACCOUNTS RECEIVABLE FROM ASSOCIATE
         COMPANIES                                                  Schedule V                    11
         FUEL STOCK EXPENSES UNDISTRIBUTED                          Schedule VI                   12
         STORES EXPENSE UNDISTRIBUTED                               Schedule VII                  13
         MISCELLANEOUS CURRENT AND ACCRUED ASSETS                   Schedule VIII                 14
         MISCELLANEOUS DEFERRED DEBITS                              Schedule IX                   15
         RESEARCH, DEVELOPMENT, OR DEMONSTRATION
         EXPENDITURES                                               Schedule X                    16
         PROPRIETARY CAPITAL                                        Schedule XI                   17
         LONG-TERM DEBT                                             Schedule XII                  18
         CURRENT AND ACCRUED LIABILITIES                            Schedule XIII                 19
         NOTES TO FINANCIAL STATEMENTS                              Schedule XIV                 20-23
         STATEMENT OF INCOME                                        Schedule XV                   24
         ANALYSIS OF BILLING-ASSOCIATE COMPANIES                    Account 457                   25
         ANALYSIS OF BILLING-NONASSOCIATE COMPANIES                 Account 458                   26
         ANALYSIS OF CHARGES FOR SERVICE-ASSOCIATE
         AND NONASSOCIATE COMPANIES                                 Schedule XVI                  27
         SCHEDULE OF EXPENSE DISTRIBUTION BY
         DEPARTMENT OR SERVICE FUNCTION                             Schedule XVII                28-31
         DEPARTMENTAL ANALYSIS OF SALARIES                          Account 920                   32
         OUTSIDE SERVICES EMPLOYED                                  Account 923                  33-39
         EMPLOYEE PENSIONS AND BENEFITS                             Account 926                   40
         GENERAL ADVERTISING EXPENSES                               Account 930.1                41-42
         MISCELLANEOUS GENERAL EXPENSES                             Account 930.2                 43
         RENTS                                                      Account 931                   44
         TAXES OTHER THAN INCOME TAXES                              Account 408                   45
         DONATIONS                                                  Account 426.1                 46
         OTHER DEDUCTIONS                                           Account 426.5                 47
         NOTES TO STATEMENT OF INCOME                               Schedule XVIII                48
         FINANCIAL DATA SCHEDULE                                    Schedule XIX                  49

------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                   LISTING OF INSTRUCTIONAL FILING REQUIREMENTS
--------------------------------------------------------------------------------
                                                                   Page
          Description of Reports or Statements                    Number
--------------------------------------------------------------------------------

          EXECUTIVE ORGANIZATION CHART                              50


          METHODS OF ALLOCATION                                   51-54


          ANNUAL STATEMENT OF COMPENSATION FOR USE                  55
          OF CAPITAL BILLED

--------------------------------------------------------------------------------

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 ---------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE I - COMPARATIVE BALANCE SHEET
                   Give balance sheet of the Company as of December 31 of the current and prior year
-------------------------------------------------------------------------------------------------------------------------
   ACCOUNT                      ASSET AND OTHER DEBITS                                         AS OF DECEMBER 31
----------------------------------------------------------------------------------      ---------------------------------
                                                                                             CURRENT             PRIOR
                                                                                        ---------------------------------
              SERVICE COMPANY PROPERTY
     101      Service company property                               (Schedule II)          $ 551,691          $ 537,118
     107      Construction work in progress                          (Schedule II)            688,125                  -
                                                                                        ---------------------------------
                   Total Property                                                           1,239,816            537,118
                                                                                        ---------------------------------

     108      Less accumulated provision for depreciation and
              amortization of service company property               (Schedule III)          (291,171)          (104,440)
                                                                                        ---------------------------------
                   Net Service Company Property                                               948,645            432,678
                                                                                        ---------------------------------

              INVESTMENTS
     123      Investments in associate companies                     (Schedule IV)         12,087,000          3,514,000
     124      Other investments                                      (Schedule IV)                  -                  -
                                                                                        ---------------------------------
                   Total Investments                                                       12,087,000          3,514,000
                                                                                        ---------------------------------

              CURRENT AND ACCRUED ASSETS
     131      Cash                                                                          7,116,840            695,990
     134      Special deposits                                                                      -                  -
     135      Working funds                                                                         -                  -
     136      Temporary cash investments                             (Schedule IV)                  -          5,495,633
     141      Notes receivable                                                                      -                  -
     143      Accounts receivable                                                           2,050,948          4,281,460
     144      Accumulated provision for uncollectible accounts                                (54,743)           (54,743)
     146      Accounts receivable from associate companies            (Schedule V)         41,340,087         45,635,089
     152      Fuel stock expenses undistributed                      (Schedule VI)                  -                  -
     154      Materials and supplies                                                                -                  -
     163      Stores expense undistributed                           (Schedule VII)                 -                  -
     165      Prepayments                                                                      20,268          1,006,034
     174      Miscellaneous current and accrued assets               (Schedule VIII)                -                  -
                                                                                       ----------------------------------
                   Total Current and Accrued Assets                                        50,473,400         57,059,463
                                                                                       ----------------------------------

              DEFERRED DEBITS
     181      Unamortized debt expense                                                              -                  -
     184      Clearing accounts                                                                     -            (47,489)
     186      Miscellaneous deferred debits                          (Schedule IX)                  -                  -
     188      Research, development, or demonstration
              expenditures                                            (Schedule X)                  -                  -
     190      Accumulated deferred income taxes                                             9,605,351                  -
                                                                                       ----------------------------------
                   Total Deferred Debits                                                    9,605,351            (47,489)
                                                                                       ----------------------------------
                   TOTAL ASSETS AND OTHER DEBITS                                         $ 73,114,396       $ 60,958,652
                                                                                    =====================================


                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 ---------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE I - COMPARATIVE BALANCE SHEET
-------------------------------------------------------------------------------------------------------------------------
                                                                                                AS OF DECEMBER 31
                                                                                      -----------------------------------
   ACCOUNT                   LIABILITIES AND PROPRIETARY CAPITAL                              CURRENT             PRIOR
-------------------------------------------------------------------------------------------------------------------------
              PROPRIETARY CAPITAL
     201      Common stock issued                                    (Schedule XI)               $ 1               $ 1
     211      Miscellaneous paid in capital                          (Schedule XI)                 -                 -
     215      Appropriated retained earnings                         (Schedule XI)                 -                 -
     216      Unappropriated retained earnings                       (Schedule XI)                 -                 -
                                                                                      -----------------------------------
                   Total Proprietary Capital                                                       1                 1
                                                                                      -----------------------------------

              LONG-TERM DEBT
     223      Advances from associate companies                      (Schedule XII)                -                 -
     224      Other long-term debt                                   (Schedule XII)                -                 -
     225      Unamortized premium on long-term debt
     226      Unamortized discount on long-term debt-debit
                                                                                       -----------------------------------
                   Total Long-term Debt                                                            -                 -
                                                                                       -----------------------------------

              CURRENT AND ACCRUED LIABILITIES
     231      Notes payable
     232      Accounts payable                                                             26,188,762         36,138,015
     233      Notes payable to associate companies                   (Schedule XIII)       (2,854,764)         8,030,086
     234      Accounts payable to associate companies                (Schedule XIII)       13,800,737          6,328,398
     236      Taxes accrued                                                                   718,862            201,519
     237      Interest accrued
     238      Dividends declared
     241      Tax collections payable                                                         972,933          1,137,970
     242      Miscellaneous current and accrued liabilities          (Schedule XIII)       22,201,188          5,499,724
                                                                                      ------------------------------------
                   Total Current and Accrued Liabilities                                   61,027,718         57,335,712
                                                                                      ------------------------------------

              DEFERRED CREDITS
     253      Other deferred credits                                                       12,086,677          3,622,939
     255      Accumulated deferred investment tax credits
                                                                                      ------------------------------------
                   Total Deferred Credits                                                  12,086,677          3,622,939
                                                                                      ------------------------------------

     282      ACCUMULATED DEFERRED INCOME TAXES                                                     -                  -


                                                                                      ------------------------------------
              TOTAL LIABILITIES AND PROPRIETARY CAPITAL                                  $ 73,114,396       $ 60,958,652
                                                                                      ====================================

-------------------------------------------------------------------------------------------------------------------------

                                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                        ---------------------------------------

                                                 For the Year Ended December 31, 1999
                                                                    -----------------

---------------------------------------------------------------------------------------------------------------------------------
                                                SCHEDULE II - SERVICE COMPANY PROPERTY
---------------------------------------------------------------------------------------------------------------------------------
                                   BALANCE AT                           RETIREMENT                               BALANCE AT
              DESCRIPTION          BEGINNING          ADDITIONS             OR             OTHER                  CLOSE OF
                                    OF YEAR                               SALES           CHANGES (1)               YEAR
---------------------------------------------------------------------------------------------------------------------------------
SERVICE COMPANY
      PROPERTY
Account
  301 ORGANIZATION

  303 MISCELLANEOUS
      INTANGIBLE PLANT              $ 537,118          $ 14,573                                                  $551,691

  304 LAND AND LAND
      RIGHTS

  305 STRUCTURES AND
      IMPROVEMENTS

  306 LEASEHOLD
      IMPROVEMENTS

  307 EQUIPMENT (2)

  308 OFFICE FURNITURE
      AND EQUIPMENT

  309 AUTOMOBILES, OTHER
      VEHICLES AND
      RELATED GARAGE
      EQUIPMENT

  310 AIRCRAFT AND
      AIRPORT EQUIPMENT

  311 OTHER SERVICE
      COMPANY PROPERTY (3)

                                  -----------------------------------------------------------------------------------------------
                SUB-TOTAL             537,$118            14,573             -              -                      551,691
                                  -----------------------------------------------------------------------------------------------

  107 CONSTRUCTION
      WORK IN
      PROGRESS (4)                                     $ 688,125             -              -                      688,125

                                  -----------------------------------------------------------------------------------------------
                TOTAL                 $537,118         $ 702,698             -              -                  $ 1,239,816
---------------------------------------------------------------------------------------------------------------------------------

 1 PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:

   None
---------------------------------------------------------------------------------------------------------------------------------

                                                    SCHEDULE II - CONTINUED

---------------------------------------------------------------------------------------------------------------------------------
 2 SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED.  THE SERVICE COMPANY SHALL PROVIDE A
   LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND THE BALANCE AT THE CLOSE OF THE YEAR.
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 BALANCE AT
                                 SUBACCOUNT DESCRIPTION                                        ADDITIONS            CLOSE
                                                                                                                   OF YEAR
---------------------------------------------------------------------------------------------------------------------------------
      None

















                                                                                          ---------------------------------------
                                                                        TOTAL
---------------------------------------------------------------------------------------------------------------------------------

3 DESCRIBE OTHER SERVICE COMPANY PROPERTY:

  None








---------------------------------------------------------------------------------------------------------------------------------

4 DESCRIBE CONSTRUCTION WORK IN PROGRESS:

  Alliant Energy Corporate Services, Inc. is capitalizing certain software costs. These costs will be in construction work in progress until the software is in service.




---------------------------------------------------------------------------------------------------------------------------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ---------------------------------------

                                         For the Year Ended December 31, 1999
                                                            -----------------

-----------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE III
                           ACCUMULATED PROVISION FOR DEPRECIATION AND AMORTIZATION OF
                                            SERVICE COMPANY PROPERTY

-----------------------------------------------------------------------------------------------------------------
                                                                   ADDITIONS
                                              ---------------------------------------------------
                            BALANCE AT           CHARGED                                             BALANCE AT
      DESCRIPTION            BEGINNING             TO            RETIREMENTS      OTHER CHANGES       CLOSE OF
                              OF YEAR          ACCOUNT 403                        ADD (DEDUCT)(1)        YEAR

-----------------------------------------------------------------------------------------------------------------
Account
  301 ORGANIZATION

  303 MISCELLANEOUS
      INTANGIBLE PLANT       $ 104,440          $ 186,731                                              $291,171

  304 LAND AND LAND
      RIGHTS

  305 STRUCTURES AND
      IMPROVEMENTS

  306 LEASEHOLD
      IMPROVEMENTS

  307 EQUIPMENT

  308 OFFICE FURNITURE
      AND EQUIPMENT

  309 AUTOMOBILES, OTHER
      VEHICLES AND
      RELATED GARAGE
      EQUIPMENT

  310 AIRCRAFT AND
      AIRPORT EQUIPMENT

  311 OTHER SERVICE
      COMPANY PROPERTY

-----------------------------------------------------------------------------------------------------------------

    1 PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:     None


-----------------------------------------------------------------------------------------------------------------


                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                              ---------------------------------------

                                       For the Year Ended December 31, 1999
                                                          -----------------

-------------------------------------------------------------------------------------------------------------------

                                            SCHEDULE IV - INVESTMENTS

-------------------------------------------------------------------------------------------------------------------
              INSTRUCTIONS:        Complete the following schedule concerning investments.
                                   Under Account 124, "Other Investments", state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.
                                   Under Account 136, "Temporary Cash Investments", list each investment separately.

-------------------------------------------------------------------------------------------------------------------

                                                                      BALANCE AT       BALANCE AT
                DESCRIPTION                                           BEGINNING           CLOSE
                                                                       OF YEAR           OF YEAR

-------------------------------------------------------------------------------------------------------------------

ACCOUNT 123-INVESTMENT IN ASSOCIATE COMPANIES
            Alliant Energy Corporation                                  $ 28,358         $ 58,620
            IES Utilities Inc.                                         1,312,374        4,674,447
            Wisconsin Power and Light Company                          1,437,472        4,865,215
            Interstate Power Company                                     609,398        2,159,997
            Alliant Energy Resources, Inc.                               126,398          328,721
                                                                  ----------------------------------
                                                                       3,514,000       12,087,000
                                                                  ----------------------------------


ACCOUNT 124-OTHER INVESTMENTS




ACCOUNT 136-TEMPORARY CASH INVESTMENTS
                                                                  ----------------------------------
              Money Pool - Dreyfus                                     5,495,633                -
                                                                  ----------------------------------








                                                                  ----------------------------------
                                                          TOTAL      $ 9,009,633     $ 12,087,000
-------------------------------------------------------------------------------------------------------------------


                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                               ---------------------------------------

                                        For the Year Ended December 31, 1999
                                                           -----------------

----------------------------------------------------------------------------------------------------------------------

                              SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

----------------------------------------------------------------------------------------------------------------------

    INSTRUCTIONS:       Complete the following schedule listing accounts receivable from each associate company.  Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each
                        associate company by subaccount should be provided.

----------------------------------------------------------------------------------------------------------------------

                                                                            BALANCE AT         BALANCE AT
                DESCRIPTION                                                  BEGINNING            CLOSE
                                                                              OF YEAR            OF YEAR
----------------------------------------------------------------------------------------------------------------------
ACCOUNT 146 ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
    Alliant Energy Corporation                                               $ 132,264          $ 367,316
    IES Utilities Inc.                                                      19,600,806         11,765,656
    Wisconsin Power and Light Company                                       18,158,274         19,857,029
    Interstate Power Company                                                 6,691,356          7,964,884
    Alliant Energy Resources, Inc.                                             703,490          1,253,786
    Alliant Energy Transportation, Inc.                                          2,892              1,590
    Cedar Rapids and Iowa City Railway Company                                  62,769             15,239
    Transfer Services, Inc.                                                        140                711
    IEI Barge Services, Inc.                                                    16,246             23,465
    Industrial Energy Applications, Inc.                                        19,489             10,461
    Whiting Petroleum Corporation                                               20,160              7,793
    Iowa Land and Building Company                                              73,865              3,483
    Prairie Ridge Business Park, L.C.                                               64                 54
    Alliant Energy International, Inc.                                         137,593             40,657
    Alliant Energy Investments, Inc.                                               198                278
    Alliant International New Zealand Limited                                    8,431              3,850
    Heartland Energy Group, Inc.                                                 1,797              2,274
    Energys, Inc.                                                                  424              2,203
    RMT, Inc.                                                                    2,248              2,025
    Heartland Properties, Inc.                                                   1,815             16,510
    Village Lakeshares L.P.                                                        763               (582)
    Alliant Energy Investco, Inc.                                                    5                 34
    Schedin & Associates, Inc.                                                       -              1,362
    Heartland Energy Services, Inc.                                                  -                  9
                                                                     -------------------------------------
                                                               TOTAL       $45,635,089       $ 41,340,087
----------------------------------------------------------------------------------------------------------


    ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                                        TOTAL
                                                                                            PAYMENTS
                                                                                       -------------------
    None


                                                                                       -------------------
                                                                      TOTAL PAYMENTS
----------------------------------------------------------------------------------------------------------

                                 ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                  ---------------------------------------

                                           For the Year Ended December 31, 1999
                                                              -----------------

---------------------------------------------------------------------------------------------------------------------------

                                     SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED

---------------------------------------------------------------------------------------------------------------------------
              INSTRUCTIONS:       Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company.  Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

---------------------------------------------------------------------------------------------------------------------------
                  DESCRIPTION                                   LABOR           EXPENSES           TOTAL
---------------------------------------------------------------------------------------------------------------------------
ACCOUNT 152 - FUEL STOCK EXPENSES UNDISTRIBUTED                                                     None























                                                              -------------------------------------------------------------
                                              TOTAL
                                                              -------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
SUMMARY:




---------------------------------------------------------------------------------------------------------------------------

                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                              ---------------------------------------

                                       For the Year Ended December 31, 1999
                                                          -----------------
-------------------------------------------------------------------------------------------------------------------

                                                   SCHEDULE VII
                                           STORES EXPENSE UNDISTRIBUTED

-------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:          Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount
                       attributable to each associate company.

-------------------------------------------------------------------------------------------------------------------
     DESCRIPTION                                                            LABOR        EXPENSES        TOTAL
-------------------------------------------------------------------------------------------------------------------
ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED                                                                None


























                                                                        -------------------------------------------
                                                                 TOTAL
-------------------------------------------------------------------------------------------------------------------

                            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                             ---------------------------------------

                                      For the Year Ended December 31, 1999
                                                         -----------------


-----------------------------------------------------------------------------------------------------------------
                                                 SCHEDULE VIII
                                       MISCELLANEOUS CURRENT AND ACCRUED ASSETS
-----------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:   Provide detail of items in this account.  Items less than $10,000 may be grouped, showing the number of items in each group.


-----------------------------------------------------------------------------------------------------------------
                                                                        BALANCE AT          BALANCE AT
                                                                         BEGINNING            CLOSE
                 DESCRIPTION                                             OF YEAR             OF YEAR
-----------------------------------------------------------------------------------------------------------------
ACCOUNT 174-MISCELLANEOUS CURRENT AND
            ACCRUED ASSETS                                                                     None

























                                                                               ----------------------------------
                                                                         TOTAL
-----------------------------------------------------------------------------------------------------------------


                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ---------------------------------------

                                      For the Year Ended December 31, 1999
                                                         ------------------


-----------------------------------------------------------------------------------------------------------------

                                  SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS


-----------------------------------------------------------------------------------------------------------------
         INSTRUCTIONS: Provide detail of items in this account.  Items less than $10,000 may be grouped by class showing the number
                       of items in each class.
-----------------------------------------------------------------------------------------------------------------
                                                                                  BALANCE AT       BALANCE AT
                                                                                  BEGINNING          CLOSE
                  DESCRIPTION                                                      OF YEAR          OF YEAR
-----------------------------------------------------------------------------------------------------------------

ACCOUNT 186-MISCELLANEOUS DEFERRED DEBITS                                                             None

























                                                                               ----------------------------------
                                                                         TOTAL
-----------------------------------------------------------------------------------------------------------------


                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ---------------------------------------

                                         For the Year Ended December 31, 1999
                                                            -----------------

-----------------------------------------------------------------------------------------------------------------------

                                                      SCHEDULE X
                                 RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

-----------------------------------------------------------------------------------------------------------------------
       INSTRUCTIONS: Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.
-----------------------------------------------------------------------------------------------------------------------
                            DESCRIPTION                                                                 AMOUNT
-----------------------------------------------------------------------------------------------------------------------

ACCOUNT 188 - RESEARCH, DEVELOPMENT, OR DEMONSTRATION EXPENDITURES                                        None





























                                                                                                  ---------------------
                                                                                           TOTAL
-----------------------------------------------------------------------------------------------------------------------

                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                              ---------------------------------------

                                       For the Year Ended December 31, 1999
                                                          -----------------

--------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE XI - PROPRIETARY CAPITAL
--------------------------------------------------------------------------------------------------------------------

   ACCOUNT                                   NUMBER OF          PAR OR STATED                OUTSTANDING
   NUMBER          CLASS OF STOCK             SHARES               VALUE                  CLOSE OF PERIOD
                                            AUTHORIZED           PER SHARE        ----------------------------------
                                                                                       NO. OF           TOTAL
                                                                                       SHARES           AMOUNT
--------------------------------------------------------------------------------------------------------------------
201              COMMON STOCK ISSUED           100                 $ 0.01               100             $1.00
--------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS: Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.
--------------------------------------------------------------------------------------------------------------------

               DESCRIPTION                                                                              AMOUNT

--------------------------------------------------------------------------------------------------------------------

ACCOUNT 211-MISCELLANEOUS PAID-IN CAPITAL                                                                  -





ACCOUNT 215-APPROPRIATED RETAINED EARNINGS                                                                 -






                                                                                                   -----------------
                                                                                  TOTAL                    -
--------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS: Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the
Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.
--------------------------------------------------------------------------------------------------------------------
                                             BALANCE AT           NET INCOME                          BALANCE AT
                                             BEGINNING                OR             DIVIDENDS          CLOSE
DESCRIPTION                                   OF YEAR               (LOSS)              PAID           OF YEAR
--------------------------------------------------------------------------------------------------------------------
ACCOUNT 216-
UNAPPROPRIATED
RETAINED EARNINGS                                -                    -                  -               -









                                        ----------------------------------------------------------------------------
                         TOTAL                   -                    -                  -                -
--------------------------------------------------------------------------------------------------------------------

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 1999
                                                                        ------------------

-----------------------------------------------------------------------------------------------------------------------------------

                                                        SCHEDULE XII -- LONG-TERM DEBT

-----------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Advances from associate companies should be reported separately for advances on notes, and advances on open account.
Names of associate companies from which advances were received shall be shown under the class and series of obligation column.
For Account 224--Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.
-----------------------------------------------------------------------------------------------------------------------------------

                               TERMS OF OBLIGATION                                   BALANCE AT                          BALANCE AT
     NAME OF CREDITOR            CLASS & SERIES     DATE OF   INTEREST    AMOUNT     BEGINNING  ADDITIONS  DEDUCTIONS(1)   CLOSE
                                  OF OBLIGATION     MATURITY    RATE    AUTHORIZED    OF YEAR                             OF YEAR

-----------------------------------------------------------------------------------------------------------------------------------
ACCOUNT 223--ADVANCES FROM ASSOCIATE COMPANIES:                                                                              -

   None





ACCOUNT 224--OTHER LONG-TERM DEBT:                                                                                           -

   None







                                                  ---------------------------------------------------------------------------------
                                            TOTAL                                                                            -
                                                  ---------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

1  GIVE AN EXPLANATION OF DEDUCTIONS:

   None

-----------------------------------------------------------------------------------------------------------------------------------


                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                              ---------------------------------------

                                       For the Year Ended December 31, 1999
                                                          -----------------

--------------------------------------------------------------------------------------------------------------------

                                 SCHEDULE XIII -- CURRENT AND ACCRUED LIABILITIES

--------------------------------------------------------------------------------------------------------------------
     INSTRUCTIONS:    Provide balance of notes and accounts payable to each associate company.  Give description and amount of miscellaneous current and accrued liabilities.  Items less than $10,000 may be
                      grouped, showing the number of items in each group.
--------------------------------------------------------------------------------------------------------------------
                                                                                     BALANCE AT         BALANCE AT
                          DESCRIPTION                                                BEGINNING            CLOSE
                                                                                      OF YEAR            OF YEAR
--------------------------------------------------------------------------------------------------------------------
ACCOUNT 233 -- NOTES PAYABLE TO ASSOCIATE COMPANIES
          Alliant Energy Corporation                                                 $ 2,956,635      $ 219,037,910
          IES Utilities Inc.                                                          53,729,105        (56,945,810)
          Wisconsin Power and Light Company                                          (26,798,567)      (125,749,174)
          Interstate Power Company                                                   (21,857,087)       (39,197,690)
                                                                               -------------------------------------
                                                                      TOTAL          $ 8,030,086      $  (2,854,764)
--------------------------------------------------------------------------------------------------------------------

ACCOUNT 234--ACCOUNTS PAYABLE TO ASSOCIATE COMPANIES
          Alliant Energy Corporation                                                 $    28,358      $     107,395
          IES Utilities Inc.                                                           2,233,270          5,336,071
          Wisconsin Power and Light Company                                            2,638,883          5,059,177
          Interstate Power Company                                                       799,303          2,398,664
          Alliant Energy Resources, Inc.                                                 394,841            651,788
          Iowa Land and Building Company                                                 233,743            247,642
                                                                               -------------------------------------
                                                                      TOTAL          $ 6,328,398      $  13,800,737
--------------------------------------------------------------------------------------------------------------------

ACCOUNT 242--MISCELLANEOUS CURRENT AND ACCRUED LIABILITIES
          Accrued Vacation                                                           $ 4,922,103      $   5,437,913
          Accrued Incentive Compensation                                                       -         15,785,500
          Payroll Deductions                                                             499,370            520,335
          Miscellaneous                                                                   78,251            457,440
                                                                               -------------------------------------
                                                                      TOTAL          $ 5,499,724      $  22,201,188
--------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------


                                     ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                      ---------------------------------------

                                              For the Year Ended December 31, 1999
                                                                 -----------------

----------------------------------------------------------------------------------------------------------------------------------

                                                          SCHEDULE XIV
                                                  NOTES TO FINANCIAL STATEMENTS

----------------------------------------------------------------------------------------------------------------------------------
        INSTRUCTIONS:     The space below is provided for important notes regarding the financial statements or any account thereof.  Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year.  Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.
----------------------------------------------------------------------------------------------------------------------------------

    1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    (a) General:
    Alliant Energy Corporation (Alliant Energy), a Wisconsin corporation and registered holding company under the Public Utility
    Holding Company Act of 1935 (PUHCA), was created in the April 1998 merger of WPL Holdings, Inc., IES Industries Inc. and
    Interstate Power Company.  Alliant Energy Corporate Services, Inc. (the Company) is a wholly-owned subsidiary of Alliant Energy and is the service company for the Alliant Energy system providing associate companies with a variety of administrative, management and support services.  The primary operating companies of the system are IES Utilities Inc. (IESU), Wisconsin Power and Light Company (WP&L), Interstate Power Company (IPC) and Alliant Energy Resources, Inc. (AER).  AER also has numerous subsidiaries who procure services from the Company.

    (b) Income Taxes:
    Deferred income taxes have been recorded by the Company in 1999 to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax purposes.

    2. NOTES PAYABLE TO ASSOCIATE COMPANIES:
    Alliant Energy has established utility and non-utility money pools to coordinate short-term borrowings for certain subsidiaries.  The money pools provide a more efficient use of cash resources of the system and reduce outside short-term borrowings.  The money pools are administered by the Company and funded, as needed,  through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowing amounts.  The Public Service Commission of
    Wisconsin has restricted WP&L from lending money to non-utility affiliates and non-Wisconsin utilities.  As a result,  WP&L is prohibited from lending money to the utility money pool but is able to borrow money from the utility money pool.

    3.  PENSION AND OTHER POSTRETIREMENT BENEFITS:
    Alliant Energy has several non-contributory defined benefit pension plans that cover substantially all of its employees who are subject to a collective bargaining agreement.  Plan benefits are generally based on years of service and compensation during the employees' latter years of employment.  Eligible employees of Alliant Energy that are not subject to a collective bargaining agreement, including employees of the Company, are covered by the Alliant Energy Cash Balance Pension Plan, a non-contributory defined benefit pension plan.  During each year of service, Alliant Energy credits each participant's account with a benefit credit equal to 5% of base pay as well as a guaranteed minimum interest credit equal to 4%.  The projected unit credit actuarial cost method was used to compute pension cost and the accumulated and projected benefit obligations.  Alliant
    Energy's policy is to fund  all of the pension plans at an amount that is at least equal to the minimum funding requirements mandated by the Employee Retirement Income Security Act of 1974, as amended (ERISA), and that does not exceed the maximum tax deductible amount for the year.

    Alliant Energy also provides certain other postretirement benefits to retirees, including medical benefits for retirees and their spouses (and Medicare Part B reimbursement for certain retirees) and, in some cases, retiree life insurance.

    The weighted-average assumptions as of the measurement date of September 30 are as follows:

                                                Qualified Pension Benefits              Other Postretirement Benefits
                                           ------------------------------------      -----------------------------------
                                               1999        1998         1997             1999        1998        1997
                                           ----------- -----------  -----------      ----------- ----------- -----------
    Discount rate                            7.75%       6.75%        7.25%            7.75%       6.75%       7.25%
    Expected return on plan assets             9%          9%          8-9%              9%          9%         8-9%
    Rate of compensation increase           3.5-4.5%    3.5-4.5%     3.5-5.0%           3.5%        3.5%        3.5%
    Medicare cost trend on covered charges:
         Initial trend range                  N/A         N/A          N/A               7%          8%          8%
         Ultimate trend range                 N/A         N/A          N/A               5%         5-6%      5.0-6.5%


    The components of Alliant Energy's qualified pension benefits and other postretirement benefits costs are as follows
    (in millions):

                                                Qualified Pension Benefits              Other Postretirement Benefits
                                           ------------------------------------      -----------------------------------
                                              1999        1998         1997             1999        1998        1997
                                           ----------- -----------  -----------      ----------- ----------- -----------
    Service cost                               $ 12.8      $ 13.8       $ 13.1            $ 5.5       $ 5.1       $ 4.7
    Interest cost                                35.6        35.4         32.2             10.4         9.7         9.8
    Expected return on plan assets              (46.2)      (47.2)       (39.0)            (5.0)       (3.7)       (2.6)
    Amortization of:
         Transition obligation (asset)           (2.4)       (2.4)        (2.4)             4.3         4.7         4.9
         Prior service cost                       2.5         2.8          2.5             (0.3)       (0.3)       (0.3)
         Actuarial (gain) / loss                  0.2        (0.9)           -             (0.8)       (1.2)       (0.2)
                                           ----------- -----------  -----------      ----------- ----------- -----------
    Total                                       $ 2.5       $ 1.5        $ 6.4           $ 14.1      $ 14.3      $ 16.3
                                           =========== ===========  ===========      =========== =========== ===========


    During 1998 and 1997, Alliant Energy recognized an additional $10.3 million and $5.1 million, respectively, of costs in accordance with SFAS 88.  The charges were for severance and early retirement programs in the respective years.  In addition, during 1999, 1998 and 1997, Alliant Energy recognized $0.5 million, $10.2 million and $1.7 million, respectively, of curtailment charges relating to Alliant Energy's other postretirement benefits.

    The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs.  A one percent change in the medical trend rates for 1999, holding all other assumptions constant, would have the following effects (in millions):

                                                              1 Percent Increase           1 Percent Decrease
                                                           ------------------------      -----------------------
    Effect on total of service and interest cost component            $2.5                         ($2.0)
    Effect on postretirement benefit obligation                      $14.0                        ($11.6)


    A reconciliation of the funded status of Alliant Energy's plans to the amounts recognized on Alliant Energy's Consolidated
    Balance Sheets at December 31 is presented below (in millions):

                                                      Qualified Pension Benefits  Other Postretirement Benefits
                                                      ---------------------------------------------------------
                                                            1999         1998             1999        1998
                                                       -----------  -----------      ----------- -----------
    Change in benefit obligation:
         Net benefit obligation at beginning of year      $ 528.4      $ 474.2          $ 153.3     $ 146.4
         Service cost                                        12.8         13.8              5.5         5.1
         Interest cost                                       35.6         35.4             10.4         9.7
         Plan participants' contributions                       -            -              1.5         1.3
         Plan amendments                                        -         (2.5)            (2.5)          -
         Actuarial (gain) / loss                            (60.7)        24.8            (29.9)       (3.6)
         Curtailments                                           -         (3.0)            (0.3)        1.9
         Special termination benefits                           -         10.7                -           -
         Gross benefits paid                                (35.1)       (25.0)           (10.2)       (7.5)
                                                       -----------  -----------      ----------- -----------
           Net benefit obligation at end of year            481.0        528.4            127.8       153.3
                                                       -----------  -----------      ----------- -----------

    Change in plan assets:
         Fair value of plan assets at beginning of year     506.3        529.1             55.1        50.7
         Actual return on plan assets                        54.7          2.2              8.2         2.5
         Employer contributions                                 -            -             13.6         7.0
         Plan participants' contributions                       -            -              1.6         1.3
         401(h) assets recognized                               -            -                -         1.1
         Gross benefits paid                                (35.1)       (25.0)           (10.2)       (7.5)
                                                       -----------  -----------      ----------- -----------
            Fair value of plan assets at end of year        525.9        506.3             68.3        55.1
                                                       -----------  -----------      ----------- -----------


    Funded status at end of year                             44.9        (22.1)           (59.5)      (98.2)
    Unrecognized net actuarial (gain) / loss                (39.0)        30.3            (39.3)       (7.5)
    Unrecognized prior service cost                          23.2         25.8             (1.5)       (1.7)
    Unrecognized net transition obligation (asset)           (8.2)       (10.6)            52.4        60.6
                                                       -----------  -----------      ----------- -----------
         Net amount recognized at end of year              $ 20.9       $ 23.4           ($47.9)     ($46.8)
                                                       ===========  ===========      =========== ===========

    Amounts recognized on the Consolidated
         Balance Sheets consist of:
          Prepaid benefit cost                             $ 39.1       $ 38.9            $ 0.6       $ 0.9
          Accrued benefit cost                              (18.2)       (15.5)           (48.5)      (47.7)
          Additional minimum liability                          -         (7.7)               -           -
          Intangible asset                                      -          7.7                -           -
                                                       -----------  -----------      ----------- -----------
          Net amount recognized at measurement date          20.9         23.4            (47.9)      (46.8)
                                                       -----------  -----------      ----------- -----------

    Contributions paid after 9/30 and prior to 12/31            -            -              6.9         6.8
         Net amount recognized at end of year              $ 20.9       $ 23.4          $ (41.0)     ($40.0)
                                                       ===========  ===========      =========== ===========

    The benefit obligation and fair value of plan assets for the postretirement welfare plans with benefit obligations in excess of plan assets were $121.3 million and $58.7 million, respectively, as of September 30, 1999 and  $146.5 million and $45.3 million, respectively, as of September 30, 1998.  The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with benefit obligations in excess of plan assets were $231.4 million, $225.9 million and
    $219.8 million, respectively, as of September 30, 1999 and $250.5 million, $241.1 million and $217.9 million, respectively as of September 30, 1998.

    Alliant Energy also sponsors several non-qualified pension plans which cover certain current and former officers.
    At December 31, 1999 and 1998, the funded balances of such plans totaled approximately $5 million.  Alliant Energy's pension benefit obligation under these plans was $28.0 million and $25.8 million at December 31, 1999 and 1998, respectively.  Alliant Energy's pension expense under these plans was $2.5 million, $4.5 million, and $3.7 million in
    1999, 1998, and 1997, respectively.

    A significant number of Alliant Energy employees also participate in defined contribution pension plans (401(k) plans).
    Alliant Energy's contributions to the plans, which are based on the participants' level of contribution, were $7.4 million, $7.7 million and $5.5 million in 1999, 1998 and 1997, respectively.

    4.   RELATED PARTY ISSUES:
    In association with the merger, IESU, WP&L and IPC entered into a System Coordination and Operating Agreement which bcame effective with the merger.  The agreement, which has been approved by the Federal Energy Regulatory Commission
    (FERC), provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies.  In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies.  Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement.  The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales.  Under the agreement, IESU, WP&L and
    IPC are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate.  Any margins on sales to non-affiliates are distributed to the three utilities in proportion to each utility's share of electric production at the time of sale.

    5.   INVESTMENTS IN ASSOCIATE COMPANIES:
    Certain employee benefits costs billed to the operating companies have not yet been funded by the Company.  The balance recorded in Account 123, Investments in Associate Companies, is a result of the operating companies, in turn, not yet paying the Company for such costs.  The Company's corresponding benefits liability is recorded in Account 253, Other Deferred Credits.


----------------------------------------------------------------------------------------------------------------------------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ---------------------------------------

                                         For the Year Ended December 31, 1999
                                                             -----------------

-----------------------------------------------------------------------------------------------------------------------
                                                     SCHEDULE XV
                                                 STATEMENT OF INCOME

-----------------------------------------------------------------------------------------------------------------------
ACCOUNT             DESCRIPTION                                                       CURRENT YEAR        PRIOR YEAR
-----------------------------------------------------------------------------------------------------------------------
            INCOME
457          Services rendered to associate companies                                  $ 242,566,385     $ 144,391,183
458          Services rendered to nonassociate companies                                           -                 -
419          Interest income                                                               5,096,674         2,355,720
421          Miscellaneous income or loss                                                          -           394,800
                                                                                    ------------------   --------------
                                                                     Total Income        247,663,059       147,141,703
                                                                                    ------------------   --------------

920          Salaries and wages                                                           92,872,297        47,313,175
921          Office supplies and expenses                                                 30,903,864        20,296,478
922          Administrative expense transferred -- credit                                          -                 -
923          Outside services employed                                                    42,636,005        24,755,778
924          Property insurance                                                            2,800,698         2,634,818
925          Injuries and damages                                                          1,032,917         1,490,611
926          Employee pensions and benefits                                               16,084,167        11,838,733
928          Regulatory commission expense                                                 1,440,932         2,475,228
930.1        General advertising expenses                                                  2,023,919         1,293,632
930.2        Miscellaneous general expenses                                               11,312,689         5,796,361
931          Rents                                                                        30,864,455        15,812,270
932          Maintenance of structures and equipment                                         352,991           266,669
403          Depreciation and amortization expense                                           186,731           104,440
408          Taxes other than income taxes                                                 5,468,982         3,210,891
409          Income taxes                                                                  3,057,102                 -
410          Provision for deferred income taxes                                                   -                 -
411          Provision for deferred income taxes -- credit                                (2,301,081)                -
411.5        Investment tax credit                                                                 -                 -
426.1        Donations                                                                     1,045,565           210,736
426.5        Other deductions                                                              2,173,046         6,680,860
427          Interest on long-term debt                                                            -                 -
430          Interest on debt to associate companies                                       5,211,633         2,917,264
431          Other interest expense                                                          496,147            43,759
                                                                                    ------------------   -------------
                                                                    Total Expense        247,663,059       147,141,703
                                                                                    ------------------   -------------



                                                              Net Income or (Loss)     $           -     $           -
                                                                                    ------------------   -------------

-----------------------------------------------------------------------------------------------------------------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ----------------------------------------

                                         For the Year Ended December 31, 1999
                                                            ------------------

------------------------------------------------------------------------------------------------------------------------
                                                  ANALYSIS OF BILLING
                                                  ASSOCIATE COMPANIES
                                                      ACCOUNT 457
------------------------------------------------------------------------------------------------------------------------
                                                        DIRECT           INDIRECT         COMPENSATION          TOTAL
          NAME OF ASSOCIATE                             COSTS             COSTS             FOR USE            AMOUNT
               COMPANY                                 CHARGED           CHARGED          OF CAPITAL           BILLED
                                                    ---------------------------------------------------
                                                        457-1             457-2              457-3
------------------------------------------------------------------------------------------------------------------------
Alliant Energy Corporation                           $ 1,296,327         $ 164,103                          $ 1,460,430
IES Utilities Inc.                                    75,937,112        17,999,328                           93,936,440
Wisconsin Power and Light Company                     78,200,880        18,328,280                           96,529,160
Interstate Power Company                              34,626,102         8,275,751                           42,901,853
Alliant Energy Resources, Inc.                         4,927,939           720,203                            5,648,142
Alliant Energy Transportation, Inc.                       66,806             7,091                               73,897
Cedar Rapids and Iowa City Railway Company               188,507            17,639                              206,146
Transfer Services, Inc.                                    1,780               554                                2,334
IEI Barge Services, Inc.                                 102,116              (471)                             101,645
Industrial Energy Applications, Inc.                      96,938            40,093                              137,031
Whiting Petroleum Corporation                             45,181             9,295                               54,476
Iowa Land and Building Company                           267,565            98,364                              365,929
Prairie Ridge Business Park, L.C.                          1,121               854                                1,975
IES Midland Development Inc.                             167,088               344                              167,432
IES Ventures Inc.                                            (26)              137                                  111
Alliant Energy International, Inc.                       220,789            58,887                              279,676
Alliant Energy Investments, Inc.                           6,563             3,926                               10,489
Alliant International New Zealand Limited                 23,505            14,031                               37,536
Heartland Energy Group, Inc.                               8,757             1,424                               10,181
Energys, Inc.                                             36,865             4,338                               41,203
RMT, Inc.                                                462,602            11,712                              474,314
Heartland Properties, Inc.                                69,490            28,606                               98,096
Village Lakeshares L.P.                                   16,287             9,237                               25,524
Alliant Energy Investco, Inc.                                 90                69                                  159
Schedin & Associates, Inc.                                 1,232               965                                2,197
Heartland Energy Services, Inc.                                9                 -                                    9
                                                -------------------------------------------------------------------------
                                         TOTAL     $ 196,771,625      $ 45,794,760             -          $ 242,566,385
------------------------------------------------------------------------------------------------------------------------

                                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                        ---------------------------------------

                                                 For the Year Ended December 31, 1999
                                                                    ------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                         ANALYSIS OF BILLING
                                                        NONASSOCIATE COMPANIES
                                                              ACCOUNT 458
-------------------------------------------------------------------------------------------------------------------------------

       NAME OF            DIRECT           INDIRECT          COMPENSATION                        EXCESS            TOTAL
    NONASSOCIATE           COST              COST              FOR USE             TOTAL           OR             AMOUNT
       COMPANY            CHARGED           CHARGED           OF CAPITAL           COST        DEFICIENCY         BILLED
                       ----------------------------------------------------                 -----------------
                          458-1             458-2              458-3                              458-4
-------------------------------------------------------------------------------------------------------------------------------

   None













                     ----------------------------------------------------------------------------------------------------------
     TOTAL                  -                 -                    -                -               -               -
-------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:  Provide a brief description of the services rendered to each nonassociate company.


-------------------------------------------------------------------------------------------------------------------------------

                                         ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                          ---------------------------------------

                                                  For the Year Ended December 31, 1999
                                                                     -----------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                             SCHEDULE XVI
                                                    ANALYSIS OF CHARGES FOR SERVICE
                                                 ASSOCIATE AND NONASSOCIATE COMPANIES
-----------------------------------------------------------------------------------------------------------------------------------

                                          ASSOCIATE COMPANY            NONASSOCIATE COMPANY            TOTAL CHARGES FOR
                                               CHARGES                       CHARGES                        SERVICE
                              --------------------------------------  ---------------------  --------------------------------------
       DESCRIPTION OF ITEMS       DIRECT      INDIRECT       TOTAL    DIRECT INDIRECT TOTAL   DIRECT      INDIRECT         TOTAL
                                   COST         COST                   COST    COST            COST         COST
-----------------------------------------------------------------------------------------------------------------------------------
920    SALARIES AND
         WAGES               $ 83,088,810  $ 9,783,487  $ 92,872,297                    -  $ 83,088,810  $ 9,783,487   $ 92,872,297
921    OFFICE SUPPLIES
         AND EXPENSES          30,899,412        4,452    30,903,864                    -    30,899,412        4,452     30,903,864
922    ADMINISTRATIVE
         EXPENSE TRANSFERRED
         -- CREDIT                                                 -                    -             -            -              -
923    OUTSIDE SERVICES
         EMPLOYED              42,636,005                 42,636,005                    -    42,636,005            -     42,636,005
924    PROPERTY INSURANCE       2,800,698                  2,800,698                    -     2,800,698            -      2,800,698
925    INJURIES AND DAMAGES     1,032,917                  1,032,917                    -     1,032,917            -      1,032,917
926    EMPLOYEE PENSIONS
         AND BENEFITS           3,692,705   12,391,462    16,084,167                    -     3,692,705   12,391,462     16,084,167
928    REGULATORY COMMISSION
         EXPENSE                1,430,061       10,871     1,440,932                    -     1,430,061       10,871      1,440,932
930.1  GENERAL ADVERTISING
         EXPENSES               2,023,919                  2,023,919                    -     2,023,919            -      2,023,919
930.2  MISCELLANEOUS GENERAL
         EXPENSES              11,312,689                 11,312,689                    -    11,312,689            -     11,312,689
931    RENTS                   12,991,306   17,873,149    30,864,455                    -    12,991,306   17,873,149     30,864,455
932    MAINTENANCE OF
         STRUCTURES AND
         EQUIPMENT                243,090      109,901       352,991                    -       243,090      109,901        352,991
403    DEPRECIATION AND
         AMORTIZATION
         EXPENSE                  186,731                    186,731                    -       186,731            -        186,731
408    TAXES OTHER THAN
         INCOME TAXES                         5,468,982    5,468,982                    -            -     5,468,982      5,468,982
409    INCOME TAXES             3,057,102                  3,057,102                    -     3,057,102            -      3,057,102
410    PROVISION FOR
         DEFERRED INCOME
         TAXES                                                     -                    -            -             -              -
411    PROVISION FOR
         DEFERRED INCOME
         TAXES -- CREDIT       (2,301,081)                (2,301,081)                   -    (2,301,081)           -     (2,301,081)
411.5  INVESTMENT TAX
         CREDIT                                                    -                    -             -            -              -
426.1  DONATIONS                  988,684       56,881     1,045,565                    -       988,684       56,881      1,045,565
426.5  OTHER DEDUCTIONS         2,077,471       95,575     2,173,046                    -     2,077,471       95,575      2,173,046
427    INTEREST ON
         LONG-TERM DEBT                                            -                    -             -            -              -
431    OTHER INTEREST
         EXPENSE                  496,147                    496,147                    -       496,147            -        496,147

--------------------------------
INSTRUCTION:  Total cost of
service will equal for associate
and nonassociate companies the
total amount billed under their
separate analysis of billing
schedules.
-----------------------------------------------------------------------------------------------------------------------------------
           TOTAL EXPENSES =   196,656,666   45,794,760   242,451,426      -     -      -   196,656,666   45,794,760    242,451,426
-----------------------------------------------------------------------------------------------------------------------------------
  COMPENSATION FOR USE OF
           EQUITY CAPITAL =
-----------------------------------------------------------------------------------------------------------------------------------
430   INTEREST ON DEBT TO
            ASSOCIATE COM       5,211,633                  5,211,633                         5,211,633            -      5,211,633
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL COST OF SERVICE =  $201,868,299  $45,794,760  $247,663,059      -      -     -  $201,868,299  $45,794,760  $ 247,663,059
-----------------------------------------------------------------------------------------------------------------------------------


                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                        ---------------------------------------

                                      For the Year Ended December 31, 1999
                                                         -----------------

------------------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE XVII
                                SCHEDULE OF EXPENSE DISTRIBUTION
                                               BY
                                 DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      DEPARTMENT OR SERVICE FUNCTION
                                                 Total                 -------------------------------------------------------------
                    DESCRIPTION OF ITEMS         AMOUNT     OVERHEAD     Accounting       Adm/Exec       Corporate        Elec T&D
------------------------------------------------------------------------------------------------------------------------------------
920     SALARIES AND WAGES                   $ 92,872,297              $ 4,807,078    $ 16,879,309    $ 18,158,120     $ 3,469,440
921     OFFICE SUPPLIES
           AND EXPENSES                        30,903,864                  404,330      15,073,202       1,061,017         476,068
922     ADMINISTRATIVE EXPENSE
           TRANSFERRED -- CREDIT                        -
923     OUTSIDE SERVICES EMPLOYED              42,636,005                  770,897       5,597,174       1,883,313         340,561
924     PROPERTY INSURANCE                      2,800,698
925     INJURIES AND DAMAGES                    1,032,917                                      690            (774)
926     EMPLOYEE PENSIONS
           AND BENEFITS                        16,084,167                  806,164       2,819,802       3,525,468         612,593
928     REGULATORY COMMISSION EXPENSE           1,440,932                   15,625         254,094         (64,453)
930.1   GENERAL ADVERTISING EXPENSE             2,023,919                    4,781         443,772                             539
930.2   MISCELLANEOUS GENERAL EXPENSES         11,312,689                      996         388,580       3,037,640           2,853
931     RENTS                                  30,864,455                1,279,370       5,883,916         622,932       1,007,294
932     MAINTENANCE OF STRUCTURES
           AND EQUIPMENT                          352,991                                    4,154
403     DEPRECIATION AND AMORTIZATION
           EXPENSE                                186,731                                                  186,731
408     TAXES OTHER THAN INCOME TAXES           5,468,982                  355,972       1,241,245          11,946         269,356
409     INCOME TAXES                            3,057,102                                                3,057,102
410     PROVISION FOR DEFERRED
           INCOME TAXES                                 -
411     PROVISION FOR DEFERRED INCOME
           TAXES -- CREDIT                     (2,301,081)                                              (2,301,081)
411.5   INVESTMENT TAX CREDIT                           -
426.1   DONATIONS                               1,045,565                                  472,492           1,284
426.5   OTHER DEDUCTIONS                        2,173,046                    6,081         166,599         170,204
427     INTEREST ON LONG-TERM DEBT                      -
430     INTEREST ON DEBT TO ASSOCIATE
           COMPANIES                            5,211,633                                                5,211,633
431     OTHER INTEREST EXPENSE                    496,147                                                  485,147

---------------------------------------
INSTRUCTION:  Indicate each department
or service function. (see Instructions
01-3 General Structure of Accounting
System: Uniform System Account)
------------------------------------------------------------------------------------------------------------------------------------
                        TOTAL EXPENSES =    $ 247,663,059      $ -     $ 8,451,294    $ 49,225,029    $ 35,046,229     $ 6,178,704
------------------------------------------------------------------------------------------------------------------------------------


                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                        ---------------------------------------

                                      For the Year Ended December 31, 1999
                                                         -----------------

------------------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE XVII
                                SCHEDULE OF EXPENSE DISTRIBUTION
                                               BY
                                 DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------------------------------
Acct      Electric                                                                                                        Human
Nbr       Sys Maint   Environmental  Facilities     Finance        Fuels       Gas T&D   Gas Acq Disp   Gas Sys Maint   Resources
------------------------------------------------------------------------------------------------------------------------------------
920    $ 1,216,100     $ 1,872,624   $ 661,298    $ 1,815,097    $ 556,293    $ 388,291    $ 411,534     $ 646,248    $ 3,262,772
921        172,173         404,735     553,907        354,133      126,435        5,947       56,829       180,394        347,344
922
923         27,856          76,861   1,624,589      2,299,244      451,571      (16,398)       1,234       355,568        906,368
924                             56                  2,737,792                                                               8,949
925                              2                   (365,710)
926        213,439         330,141     116,644        365,594       94,096       68,633       66,144       113,885        673,220
928                                                                                            8,651        41,936          2,857
930.1                        4,157         508          4,355                                                              10,628
930.2          175       2,543,990       3,775        438,423       79,500                    35,036           920         64,469
931        404,673         500,948     197,043        539,676      141,128      103,218       99,596       198,263        907,282
932                                    346,992
403
408         94,001         145,817      51,512        142,006       41,539       30,305       29,209        50,303        235,511
409
410
411
411.5
426.1           17          43,824                    489,192
426.5                          332                    515,120
427
430
431                                                    11,000



------------------------------------------------------------------------------------------------------------------------------------
       $ 2,128,434      $ 5,923,487  $3,556,268   $ 9,345,922  $ 1,490,562    $ 579,996    $ 708,233   $ 1,587,517   $ 6,419,400
------------------------------------------------------------------------------------------------------------------------------------

                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                        ---------------------------------------

                                      For the Year Ended December 31, 1999
                                                         -----------------

------------------------------------------------------------------------------------------------------------------------------------
                                                 SCHEDULE XVII
                                       SCHEDULE OF EXPENSE DISTRIBUTION
                                                     BY
                                        DEPARTMENT OR SERVICE FUNCTION
------------------------------------------------------------------------------------------------------------------------------------
                                                    DEPARTMENT OR SERVICE FUNCTION
       -----------------------------------------------------------------------------------------------------------------------------
Acct   Information     Internal       Investor                                 Mrkt & Cust
Nbr        Sys           Audit          Rel       Land & ROW       Legal           Rel         Mtrl Mgmt      Meters       Pwr Plan
------------------------------------------------------------------------------------------------------------------------------------
920   $ 8,351,697     $ 570,194     $ 388,162     $ 761,061    $ 1,940,904    $ 12,993,871    $ 3,051,865   $ 416,284   $ 4,432,902
921     4,595,756        54,311       338,946       161,238        283,265       2,895,697        810,684      79,643       718,030
922
923    21,180,693        67,646       522,461       179,153      1,754,668       2,644,372        457,454         629       344,004
924                                                                 51,801           2,100
925                                                      59      1,398,836
926     1,325,731       100,611        68,837       134,618        330,902       1,987,984        535,904      73,455       710,708
928            59                                    92,775         52,892                                                      100
930.1      86,795         5,328         4,021                       10,078         905,003          8,371                    11,115
930.2      88,471                     143,426     1,722,163         46,587         182,186            550                 1,473,846
931     8,587,967       151,721       103,533       206,873        523,461       3,039,269        807,126     110,589     3,874,767
932                                                                                  1,845
403
408       585,243        44,434        30,380        59,193        146,059         876,085        236,304      32,441       314,300
409
410
411
411.5
426.1                                                                1,038           8,010
426.5        125                                                     1,727          21,476                                   (8,049)
427
430
431



------------------------------------------------------------------------------------------------------------------------------------
    $ 44,802,537      $ 994,245   $ 1,599,766   $ 3,317,133    $ 6,542,218    $ 25,557,898    $ 5,908,258   $ 713,041  $ 11,871,723
------------------------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                        For the Year Ended December 31, 1999
                                           -----------------

--------------------------------------------------------------------------------
                                  SCHEDULE XVII
                        SCHEDULE OF EXPENSE DISTRIBUTION
                                        BY
                          DEPARTMENT OR SERVICE FUNCTION
--------------------------------------------------------------------------------
                            DEPARTMENT OR SERVICE FUNCTION
         -----------------------------------------------------------------------
Acct
Nbr       Pub Affairs      Pwr Eng & Cons        Rates        Transportation
--------------------------------------------------------------------------------
920      $ 1,750,430       $ 2,353,958       $ 1,301,217         $ 415,548
921          970,441           422,045           240,264           117,030
922
923          580,354           296,281           223,524            65,928
924
925                               (186)
926          301,120           412,529           229,698            66,247
928                                            1,036,396
930.1        513,593                              10,875
930.2      1,052,903             3,569             2,631
931          451,877           652,990           368,924           100,019
932
403
408          132,968           182,198           101,397            29,258
409
410
411
411.5
426.1         29,708
426.5      1,299,431
427
430
431


--------------------------------------------------------------------------------
         $ 7,082,825       $ 4,323,384       $ 3,514,926         $ 794,030
--------------------------------------------------------------------------------

                            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                             ---------------------------------------

                                      For the Year Ended December 31, 1999
                                                         -----------------

------------------------------------------------------------------------------------------------------------------
                                        DEPARTMENTAL ANALYSIS OF SALARIES
                                                   ACCOUNT 920
------------------------------------------------------------------------------------------------------------------

                                                       DEPARTMENTAL SALARY EXPENSE                     NUMBER
                                     ---------------------------------------------------------------  PERSONNEL
    NAME OF DEPARTMENT                                                                                ---------
                                                                   INCLUDED IN AMOUNTS BILLED TO
      Indicate each                                      -------------------------------------------
      department or                          TOTAL           PARENT          OTHER           NON       END OF
    service function                         AMOUNT         COMPANY        ASSOCIATES     ASSOCIATES    YEAR
------------------------------------------------------------------------------------------------------------------
ACCOUNTING                               $ 4,807,078        $ 60,090     $ 4,746,988                     84
ADMIN/EXEC                                16,879,309         106,365      16,772,944                    237
CORPORATE                                 18,158,120         127,914      18,030,206                      0
ELECTRIC T&D                               3,469,440               -       3,469,440                     66
ELECTRIC SYSTEM  MAINTENANCE               1,216,100               -       1,216,100                     23
ENVIRONMENTAL                              1,872,624               -       1,872,624                     29
FACILITIES                                   661,298               -         661,298                     16
FINANCE                                    1,815,097          33,212       1,781,885                     29
FUELS                                        556,293               -         556,293                      9
GAS T&D                                      388,291               -         388,291                      7
GAS ACQ & DISP                               411,534               -         411,534                      8
GAS SYSTEM MAINTENANCE                       646,248               -         646,248                     12
HUMAN RESOURCES                            3,262,772               -       3,262,772                     59
INFORMATION SYSTEMS                        8,351,697               -       8,351,697                    121
INTERNAL AUDIT                               570,194           2,498         567,696                     12
INVESTOR RELATIONS                           388,162             735         387,427                     10
LAND & ROW                                   761,061               -         761,061                     17
LEGAL                                      1,940,904          10,926       1,929,978                     27
MARKETING & CUSTOMER REL                  12,993,871               -      12,993,871                    209
MATERIALS MGMT                             3,051,865               -       3,051,865                     57
METERS                                       416,284               -         416,284                      8
POWER PLANNING                             4,432,902               -       4,432,902                     69
PUBLIC AFFAIRS                             1,750,430          34,785       1,715,645                     37
PWR ENG & CONST                            2,353,958               -       2,353,958                     37
RATES                                      1,301,217               -       1,301,217                     24
TRANSPORTATION                               415,548               -         415,548                      6
                                     -----------------------------------------------------------------------------
                               TOTAL    $ 92,872,297       $ 376,525    $ 92,495,772                  1,213
------------------------------------------------------------------------------------------------------------------

                                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                        ---------------------------------------

                                                  For the Year Ended December 31, 1999
                                                                     ------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                   OUTSIDE SERVICES EMPLOYED
                                                          ACCOUNT 923
--------------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                  RELATIONSHIP
                                                                                                --------------------------------
                                                                                                "A" = ASSOCIATE
FROM WHOM PURCHASED                             ADDRESS                                           "NA" - NON
                                                                                                   ASSOCIATE           AMOUNT
--------------------------------------------------------------------------------------------------------------------------------
Accounting/Auditing
Arthur Andersen LLP                                                                                   NA              $ 779,388
Auditforce, Inc                                                                                       NA                118,305
Stone & Webster                                                                                       NA                 50,000
Meta Group Inc.                                                                                       NA                 25,000
36 Invoices under $25,000                                                                                                20,594
                                                                                                                ----------------
                                                                                       Subtotal                         993,287
                                                                                                                ----------------
Demand Side Management
Dept of Human Rights - Iowa                                                                           NA                794,000
Trees Forever                                                                                         NA                439,500
                                                                                                                ----------------
                                                                                       Subtotal                       1,233,500
                                                                                                                ----------------

Document Management
Corporate Express                                                                                     NA                237,065
Data Collections Systems Inc                                                                          NA                154,061
MCI Worldcom                                                                                          NA                141,076
NBI Human Resource Solutions                                                                          NA                 65,547
PSI Group Iowa                                                                                        NA                 58,198
Options of Linn County                                                                                NA                 51,600
Reiner Associates                                                                                     NA                 47,587
Teuteberg Business Forms                                                                              NA                 42,959
Westaff                                                                                               NA                 32,490
216 Invoices under $25,000                                                                                               52,263
                                                                                                                ----------------
                                                                                       Subtotal                         882,846
                                                                                                                ----------------

Engineering
Motorola                                                                                              NA                209,185
Diggers Hotline Inc                                                                                   NA                187,489
Safe Harbor Group LLC                                                                                 NA                179,866
Iowa One Call                                                                                         NA                109,571
Digital Equipment Inc.                                                                                NA                103,335
Functional Service Corp                                                                               NA                103,096
Intelligent Networks Inc                                                                              NA                 90,031
Norstan Communications                                                                                NA                 64,426
Real Time Cadd Services Inc                                                                           NA                 62,582
Michaels Engineering Inc                                                                              NA                 41,391
Corn Belt Power Cooperative                                                                           NA                 39,472
J&J Associates                                                                                        NA                 27,058
399 Invoices under $25,000                                                                                              368,743
                                                                                                                 ----------------
                                                                                       Subtotal                       1,586,245
                                                                                                                 ----------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                         RELATIONSHIP
                                                                                                --------------------------------
                                                                                                "A" = ASSOCIATE
FROM WHOM PURCHASED                             ADDRESS                                           "NA" - NON
                                                                                                   ASSOCIATE           AMOUNT
--------------------------------------------------------------------------------------------------------------------------------
Environmental
Caldwell Energy                                                                                       NA                149,123
ISG Resource Inc                                                                                      NA                 90,725
Midwest Fly Ash                                                                                       NA                 76,339
RMT Inc                                                                                                A                 67,117
29 Invoices under $25,000                                                                                                51,833
                                                                                                                ----------------
                                                                                       Subtotal                         435,137
                                                                                                                ----------------

Financial
Citibank                                                                                              NA                640,705
J&H Marsh & McLennan Inc                                                                              NA                265,000
Sungard CSS                                                                                           NA                252,686
Moodys Investors Service Inc                                                                          NA                214,000
Bank One                                                                                              NA                182,679
Standard & Poors                                                                                      NA                142,138
Firstar Bank Milwaukee                                                                                NA                126,635
Offenhauser & Company                                                                                 NA                112,805
ADP Investor Communicator                                                                             NA                 65,845
American Appraisal Associates                                                                         NA                 63,000
King & Spalding                                                                                       NA                 62,745
Interact                                                                                              NA                 51,150
GE Card Services                                                                                      NA                 44,924
Bowne of Chicago                                                                                      NA                 44,826
New York Stock Exchange Inc                                                                           NA                 38,649
Norwest Banks                                                                                         NA                 36,784
Elan Financial Services                                                                               NA                 33,139
Norwest Bank of Iowa                                                                                  NA                 32,093
ADS Associates                                                                                        NA                 29,884
Goldman Sachs & Co.                                                                                   NA                 28,875
400 Invoices under $25,000                                                                                              312,281
                                                                                                                ----------------
                                                                                       Subtotal                       2,780,843
                                                                                                                ----------------

Human Resources
Towers Perrin                                                                                         NA                201,590
Manpower Inc                                                                                          NA                146,095
Behavioral Technology Inc                                                                             NA                 73,438
Integrated Software Solutions                                                                         NA                 57,017
Greenbrier & Russel, Inc.                                                                             NA                 43,699
General Medical Laboratories                                                                          NA                 34,586
National Safety Council                                                                               NA                 33,375
Young Clark & Associates                                                                              NA                 32,622
206 Invoices under $25,000                                                                                              207,084
                                                                                                                ----------------
                                                                                       Subtotal                         829,506

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                         RELATIONSHIP
                                                                                                --------------------------------
                                                                                                "A" = ASSOCIATE
FROM WHOM PURCHASED                             ADDRESS                                           "NA" - NON
                                                                                                   ASSOCIATE           AMOUNT
--------------------------------------------------------------------------------------------------------------------------------

Information Technology
EDS Credit Corporation                                                                                NA             10,687,854
Compuware Corporation                                                                                 NA              1,617,235
Convergent Group                                                                                      NA              1,265,604
Inacom                                                                                                NA              1,150,203
Comprehensive Computer Consulting                                                                     NA                698,034
Teamsoft Inc                                                                                          NA                540,275
New Resources Corp                                                                                    NA                489,935
Entre Computer Center                                                                                 NA                480,415
Phoenix Consulting                                                                                    NA                445,253
Entre Information Systems                                                                             NA                420,265
RK Group                                                                                              NA                353,748
Whittman-Hart, Inc                                                                                    NA                331,639
D L English Consulting Inc                                                                            NA                324,737
Smart Solutions Inc                                                                                   NA                317,348
Xerox Corporation                                                                                     NA                289,796
Hewlett Packard                                                                                       NA                273,003
Stratagem Inc                                                                                         NA                267,033
Exactium, Inc                                                                                         NA                236,016
Jim & Rita Reilly                                                                                     NA                225,860
Compupros Inc                                                                                         NA                172,955
International Integration Inc                                                                         NA                149,798
Remedy                                                                                                NA                147,094
Technology Consulting Corp                                                                            NA                142,804
Inacom Information Systems                                                                            NA                133,904
Cisco                                                                                                 NA                133,500
Intellimark Incorporated                                                                              NA                132,679
Norrell Services                                                                                      NA                132,332
Wixted Pope Nora & Assoc                                                                              NA                123,786
O/E Atlanta, Inc                                                                                      NA                104,653
Storck Associates                                                                                     NA                104,232
Cambridge Tempositions Inc                                                                            NA                 97,586
Integrated Systems Intnl                                                                              NA                 96,018
ADTEC                                                                                                 NA                 93,131
Kelly Services Inc                                                                                    NA                 92,073
Miles Consulting Inc                                                                                  NA                 91,522
Burns & McDonnell                                                                                     NA                 75,318
PPC Consulting                                                                                        NA                 75,140
Gartner Group Inc                                                                                     NA                 67,386
ABB PGE                                                                                               NA                 62,000
Renaissance Worldwide IT                                                                              NA                 61,434
General Physics Corporation                                                                           NA                 59,370
Bailey Controls Company                                                                               NA                 57,566
Fisher Rosemount Systems Inc                                                                          NA                 52,812
Chamberlain Research Consultants                                                                      NA                 49,275
Van Meter Industrial, Inc                                                                             NA                 48,028
Per Mar Security Services                                                                             NA                 44,970
Interim Technology                                                                                    NA                 43,093
Westphal & Company Inc                                                                                NA                 43,000
ASAP Software Express                                                                                 NA                 39,102
Ronan Engineering Company                                                                             NA                 34,374
Peregrine Systems Inc                                                                                 NA                 29,985
Techstaff of Iowa Inc.                                                                                NA                 28,907
Anixter Inc                                                                                           NA                 28,896
Westinghouse Process Control                                                                          NA                 28,807
Entegee                                                                                               NA                 26,434
R S Stover                                                                                            NA                 25,297
70 Invoices under $25,000                                                                                               489,447
                                                                                                                ----------------
                                                                                       Subtotal                      23,832,961

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                         RELATIONSHIP
                                                                                                --------------------------------
                                                                                                "A" = ASSOCIATE
FROM WHOM PURCHASED                             ADDRESS                                           "NA" - NON
                                                                                                   ASSOCIATE           AMOUNT
--------------------------------------------------------------------------------------------------------------------------------

Legal & Regulatory
Thelen Reid & Priest LLP                                                                              NA                759,615
Morgan Lewis & Bockius LLP                                                                            NA                401,946
McDermott Will & Emery                                                                                NA                263,172
Pacific Economics Group                                                                               NA                154,188
Foley & Lardner                                                                                       NA                122,344
Wisconsin Public Service Corp                                                                         NA                117,084
Wisconsin Technical College                                                                           NA                116,280
Swearingen, Wayne B                                                                                   NA                104,682
Hammer Simon & Jensen                                                                                 NA                 89,360
Global Energy Options                                                                                 NA                 88,340
Public Service Commission Of WI                                                                       NA                 71,900
Gonzalez, Saggio, Birdsall & Harlan LLP                                                               NA                 70,000
Bradley & Riley PC                                                                                    NA                 55,845
Slover & Loftus                                                                                       NA                 54,963
Jones, Day, Reavis, & Progue                                                                          NA                 50,593
Hannan, Siesennop & Sullivan                                                                          NA                 38,528
Ian Domowitz                                                                                          NA                 35,740
Sullivan Reporting Service                                                                            NA                 31,731
Sieben Energy Associates                                                                              NA                 30,793
Milbank, Tweed, Hadley                                                                                NA                 27,635
Iowa Utility Association                                                                              NA                 27,076
191 Invoices under $25,000                                                                                              288,705
                                                                                                                ----------------
                                                                                       Subtotal                       3,000,520
                                                                                                                ----------------

Marketing & Customer Relations
Maxim Group                                                                                           NA                375,939
Dimark                                                                                                NA                223,854
Marshall & Ilsley Bank                                                                                NA                208,586
Nexus Energy Software                                                                                 NA                164,297
B G Brecke Incorporated                                                                               NA                124,078
Sedona Staffing Services                                                                              NA                 90,306
Hart-Hanks Data Technologies                                                                          NA                 84,331
E Con Inc                                                                                             NA                 79,664
Exactium, Inc                                                                                         NA                 70,637
RKS Research & Consulting                                                                             NA                 68,691
Metzler & Associates                                                                                  NA                 65,000
Thompson Consulting Ltd                                                                               NA                 56,650
Cambridge Reports Research                                                                            NA                 44,750
Engage Networks Inc                                                                                   NA                 34,465
Wegner CPAS, LLC                                                                                      NA                 33,044
Tech Resources Inc                                                                                    NA                 28,500
Forster Electrical Engineering                                                                        NA                 28,448
Nicol Engineering                                                                                     NA                 27,000
United States Postmaster                                                                              NA                 26,324
236 Invoices under $25,000                                                                                              339,860
                                                                                                                ----------------
                                                                                       Subtotal                       2,174,424
                                                                                                                ----------------

Miscellaneous Facilities
Larson Construction Co Inc                                                                            NA              1,018,023
Angus Young Associates                                                                                NA                 87,947
Kennys Transfer Inc                                                                                   NA                 77,719
Sand Communication Inc                                                                                NA                 65,962
Nelson Electric Company                                                                               NA                 57,355
Don Fauser                                                                                            NA                 54,293
Berry Industrial Mtce Inc                                                                             NA                 44,300
Modern Piping Incorporated                                                                            NA                 43,467
Blazek Corp                                                                                           NA                 33,146
Berry Tradesmen Inc                                                                                   NA                 31,177
Broulik Painting Inc                                                                                  NA                 25,304
6 Invoices under $25,000                                                                                                 14,452
                                                                                                                ----------------
                                                                                       Subtotal                       1,553,145
                                                                                                                ----------------

Public Relations
Meyocks & Priebe Advertising                                                                          NA                306,444
204 Invoices under $25,000                                                                                              136,669
                                                                                                                ----------------
                                                                                       Subtotal                         443,113
                                                                                                                ----------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                         RELATIONSHIP
                                                                                                --------------------------------
                                                                                                "A" = ASSOCIATE
FROM WHOM PURCHASED                             ADDRESS                                           "NA" - NON
                                                                                                   ASSOCIATE           AMOUNT
--------------------------------------------------------------------------------------------------------------------------------

Training
Center For Organization                                                                               NA                267,258
Larsonallen Corporate Learning                                                                        NA                216,512
Applied Professional Training Inc                                                                     NA                106,722
WD Associates                                                                                         NA                 97,657
Corporate Learning Center                                                                             NA                 74,547
Alexander Welding                                                                                     NA                 32,060
47 Invoices under $25,000                                                                                                81,914
                                                                                                                ----------------
                                                                                       Subtotal                         876,670
                                                                                                                ----------------

Utility Operations
Interstate Power Company                                                                               A                721,006
Wisconsin Power & Light Company                                                                        A                491,354
Alliant Energy Resources, Inc.                                                                         A                223,682
IES Utilities Inc.                                                                                     A                125,437
                                                                                                                ----------------
                                                                                       Subtotal                       1,561,479
                                                                                                                ----------------

Other
EPRI                                                                                                  NA                121,400
  Engineering & IT Related Projects
Alliance For Rail Competition                                                                         NA                 56,000
  Fuel Transportation Administration
Eurobrokers Inc.                                                                                      NA                 50,500
  Fuel Administration
Econoprint                                                                                            NA                 38,387
  Misc. Printing
Iowa State University                                                                                 NA                 31,125
  Misc. Power Plant Operations
US Relocation                                                                                         NA               (274,097)
  Misc. Employee Relocation Reimbursement
179 Invoices under $25,000                                                                                              429,014
                                                                                                                ----------------
                                                                                       Subtotal                         452,329
                                                                                                                ----------------

--------------------------------------------------------------------------------------------------------------------------------
                                                                                          TOTAL                    $ 42,636,005
--------------------------------------------------------------------------------------------------------------------------------

             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                              ---------------------------------------

                        For the Year Ended December 31, 1999
                                           -----------------

--------------------------------------------------------------------------------
                        EMPLOYEE PENSIONS AND BENEFITS
                                  ACCOUNT 926
--------------------------------------------------------------------------------
INSTRUCTIONS: Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.
--------------------------------------------------------------------------------

DESCRIPTION                                                         AMOUNT

--------------------------------------------------------------------------------

Medical                                                         $ 5,845,668
Pension                                                           4,990,216
401-K                                                             1,663,533
Post Retirement Benefits                                          1,050,275
Dental                                                              809,493
Life Insurance                                                      527,064
Long Term Disability                                                349,053
Tuition Reimbursement                                               124,966
Wellness Employee Assistance Program                                104,149
Service Awards                                                       81,834
Other                                                               537,916










--------------------------------------------------------------------------------
                                                               $ 16,084,167
--------------------------------------------------------------------------------

                                    ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                     ---------------------------------------

                                              For the Year Ended December 31, 1999
                                                                 -----------------

----------------------------------------------------------------------------------------------------------------------------------
                                                  GENERAL ADVERTISING EXPENSES
                                                          ACCOUNT 930.1
---------------------------------------------------------------------------------------------------------------------------------
   INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                  "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.
----------------------------------------------------------------------------------------------------------------------------------
DESCRIPTION                                                        NAME OF PAYEE                                          AMOUNT
----------------------------------------------------------------------------------------------------------------------------------
Advertising in newspapers, periodicals, billboards, radio, etc.    Yellow Page Control Ltd                              $ 231,464
                                                                   WMTV Madison                                           107,450
                                                                   KCRG TV 9                                               76,200
                                                                   UW Athletic Department                                  67,500
                                                                   Cedar Rapids Television Company                         33,850
                                                                   Wisc TV                                                 31,200
                                                                   Telxtra                                                 25,179
                                                                   Cedar Rapids Gazette                                    24,826
                                                                   Group C Communications                                  24,235
                                                                   Madison Newspapers Inc                                  22,937
                                                                   McLeod USA                                              20,000
                                                                   Fortune Magazine                                        19,885
                                                                   Halycon Business Publications                           19,346
                                                                   Metro Communications                                    17,056
                                                                   Trade & Commerce                                        12,050
                                                                   WDG Communications                                       6,763
                                                                   Dickinson Publications LLC                               6,570
                                                                   Forward Wisconsin Inc                                    5,000

Advertising matter such as posters, bulletins, booklets and        Freedom Festival                                        25,000
related items                                                      Iowa Utility Association                                19,672
                                                                   Madison Festivals Inc                                   10,000
                                                                   Society of the Plastics Industry                         7,680
                                                                   IA Department of Economics                               7,600
                                                                   Society of Manufacturing                                 3,200

Fees and expenses of advertising agencies and commercial           Meyocks & Priebe Advertising                           539,600
artists                                                            Cedar Graphics                                          35,509
                                                                   Organizational Support Services                         30,200
                                                                   Rivkin & Associates Inc                                 29,000
                                                                   The David Group                                         26,142
                                                                   Abby Communications Inc.                                24,908
                                                                   CMF&Z                                                   20,000
                                                                   Big Behr Design Co                                      10,000
                                                                   Niagara Conservation                                    10,000
                                                                   Midwest Professional Displays                            9,169
                                                                   Detter Design                                            8,250
                                                                   AT&T Media Services                                      7,160
                                                                   Gruber Phillips, Inc                                     3,830
                                                                   Solbergs                                                 9,759
                                                                   WIAC Border Battle                                       5,000
                                                                   Eagle Eye Embroidery                                     3,208

Supplies and expenses in preparing advertising materials           Corporate Express                                       15,984

Printing of booklets, dodgers, bulletins, etc.                     Cornerstone Press                                       29,172
                                                                   Straus Printing C5                                      15,835
                                                                   Iowa Renewable Energy Association                       10,000

Office supplies and expenses                                       BT Office Products                                       6,034

Other - Customer Information                                       135 Invoices Under $3000                                90,298
Other - Public Relations                                           72 Invoices Under $3000                                 70,390
Other - Economic Development                                       69 Invoices Under $3000                                 46,630
Other - Employment Advertising                                     205 Invoices Under $3000                                 6,970
Other                                                              343 Invoices Under $3000                               136,208

                                                                                                              --------------------
                                                                                                                        2,023,919
--------------------------------------------------------------------------------

               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                ---------------------------------------

                      For the Year Ended December 31, 1999
                                         -----------------

--------------------------------------------------------------------------------
                             MISCELLANEOUS GENERAL EXPENSES
                                     ACCOUNT 930.2
--------------------------------------------------------------------------------
  INSTRUCTIONS: Provide a listing of the amount included in Account 930.2,
                "Miscellaneous General Expenses", classifying such expenses according to their nature. Payments and expenses permitted by
                Section 321(b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. ~ 441(b)(2)
                shall be separately classified.
--------------------------------------------------------------------------------
DESCRIPTION                                                     AMOUNT
--------------------------------------------------------------------------------

Industry Dues, Memberships and Fees                         $ 3,053,673
Transmission Service - FERC Order 888                         2,457,465
Research Support                                              2,441,827
Land & Land Rights                                            1,710,270
Miscellaneous Insurance Charges                                 833,701
Director Fees                                                   537,403
Other                                                           278,350

















--------------------------------------------------------------------------------
                                                TOTAL       $ 11,312,689
--------------------------------------------------------------------------------

                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                 ---------------------------------------

                         For the Year Ended December 31, 1999
                                            -----------------

--------------------------------------------------------------------------------
                                        RENTS
                                      ACCOUNT 931
--------------------------------------------------------------------------------
 INSTRUCTIONS: Provide a listing of the amount included in Account 931 "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.
--------------------------------------------------------------------------------
TYPE OF PROPERTY                                             AMOUNT
--------------------------------------------------------------------------------

Facilities Rental                                         $ 21,918,646
Equipment Rental                                             6,743,740
Software Rental                                              2,185,406
Other                                                           16,663

















--------------------------------------------------------------------------------
                                              TOTAL       $ 30,864,455
--------------------------------------------------------------------------------

          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                           ---------------------------------------

                    For the Year Ended December 31, 1999
                                       -----------------

--------------------------------------------------------------------------------
                         TAXES OTHER THAN INCOME TAXES
                                  ACCOUNT 408
--------------------------------------------------------------------------------
 INSTRUCTIONS: Provide an analysis of Account 408, "Taxes Other than Income
               Taxes". Separate the analysis into two groups (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specifiy each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.
--------------------------------------------------------------------------------

                       KIND OF TAX                                  AMOUNT

--------------------------------------------------------------------------------

Other Than U.S. Government Taxes
State Unemployment                                                 $ 49,583
                                                          ---------------------
                                              Subtotal               49,583
                                                          ---------------------

U.S. Government Taxes
Social Security                                                   5,342,647
Federal Unemployment                                                 76,752
                                                          ---------------------
                                              Subtotal            5,419,399
                                                          ---------------------









--------------------------------------------------------------------------------
                                                  TOTAL          $ 5,468,982
--------------------------------------------------------------------------------

                            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                             ---------------------------------------

                                     For the Year Ended December 31, 1999
                                                        ------------------
-------------------------------------------------------------------------------------------------------------
                                                 DONATIONS
                                               ACCOUNT 426.1
-------------------------------------------------------------------------------------------------------------
    INSTRUCTIONS: Provide a listing of the amount included in Account 426.1,
                  "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.
-------------------------------------------------------------------------------------------------------------
NAME OF RECIPIENT                                   PURPOSE OF
                                                     DONATION                                        AMOUNT
-------------------------------------------------------------------------------------------------------------
Jefferson Pilot                             Director's Charitable Awards Program                   $ 475,495
University Wisconsin Athletic Dept          1999 Donation                                             20,000
Dane County Expo                            Fifth Year Pledge                                         20,000
Monona Terrace Convention Center            Fifth Year Pledge                                         20,000
Cedar Valley Habitat for Humanity           Co-sponsor Home Construction                              19,500
Fifth Season Race                           1999 Donation                                             15,000
Buckets for Hunger                          1999 Donation                                             15,000
Wisc Women's Health Foundation              Sponsor Golf Fundraiser                                   10,000
Hacap                                       Project Share Match                                       12,271
Operation Fresh Start                       1999 Donation                                              8,149
Fond Du Lac County Economic Dev             Assist Fond Du Lac & Ripon Development                     7,250
Straus Printing                             Bill Inserts for Project Care                              5,485
Fantasy of Lights                           Holiday Light Display Sponsorship                          5,350
Keokuk Community Schools                    Softball Field Lighting Program                            5,000
Friends of University, Inc                  Fundraising Support                                        5,000
Wisc Manufacturers & Commerce               Contribution to Liberty Fund                               5,000
Columbia County Economic Devel              Support Poynette/Arlington Master Plan                     5,000
Iowa Committee on Diversity                 1999 Sponsorship                                           5,000
Hope Sponsor                                1999 Donation Alzheimers Association                       5,000
Besadny Conservation                        Conservation Grant 2 year Pledge                           5,000
Africasong Communications                   MLK Celebration                                            5,000
Salvation Army                              1999 Donation                                              5,000
Iowa State University Foundation            1999 Donation                                              5,000
City of Albert Lea                          Update City Softball Complex                               5,000
Ayco Service Agency                         Director's Charitable Awards Program                       4,798
Clark Forestry                              Black Locust Control at Muscoda Preserve                   4,500
McFarlane Manufacturing                     Riverland Conservency                                      4,138
Dubuque Symphony Orchestra                  Sponsor Arena Pops Concert                                 4,000
Wisconsin Public Radio                      Martin Luther King Tribute                                 3,750
Festival of Trees                           Mistletoe Magic 1999                                       3,500
Urban League of Greater Madison             Sponsor Hugh Price Breakfast                               3,000
Northwest Iowa Hawkeye Bball Camp           1999 Donation                                              3,000
Hillcrest Lights Festival                   Holiday Light Display Sponsorship                          3,000
Transitional Housing                        1999 Donation                                              3,000
Community Action Coalition                  Food Pantry Contribution                                   3,000
Wisconsin History Foundation                Sponsor Historical Sites                                   3,000
Wisconsin Farm Progress                     1999 Donation                                              3,000
Other                                       744 Invoices                                             311,379

-------------------------------------------------------------------------------------------------------------
                                                                                       TOTAL     $ 1,045,565
-------------------------------------------------------------------------------------------------------------

                            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                             ---------------------------------------

                                      For the Year Ended December 31, 1999
                                                         -----------------

------------------------------------------------------------------------------------------------------------------
                                                OTHER DEDUCTIONS
                                                  ACCOUNT 426.5
------------------------------------------------------------------------------------------------------------------
    INSTRUCTIONS: Provide a listing of the amount included in Account 426.5
                  "Other Deductions", classifying such expenses according to their nature.
------------------------------------------------------------------------------------------------------------------
DESCRIPTION                                                    NAME OF PAYEE                          AMOUNT
------------------------------------------------------------------------------------------------------------------
Advertising                                                                                        $1,023,560
Life Insurance                                                                                        639,519
Civic, Political and Related Activities                                                               331,840
Other                                                                                                 178,127














------------------------------------------------------------------------------------------------------------------
                                                                                       TOTAL       $ 2,173,046
------------------------------------------------------------------------------------------------------------------

              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                               ---------------------------------------

                         For the Year Ended December 31, 1999
                                            -----------------

--------------------------------------------------------------------------------
                                  SCHEDULE XVIII
                            NOTES TO STATEMENT OF INCOME
--------------------------------------------------------------------------------
INSTRUCTIONS: The space below is provided for important notes regarding the
              Statement of Income or any account thereof. Furnish particulars as to any significant increases and services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.
--------------------------------------------------------------------------------


See Schedule XIV - Notes to Financial Statements.













--------------------------------------------------------------------------------

                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                            ---------------------------------------

                                     For the Year Ended December 31, 1999
                                                        -----------------

------------------------------------------------------------------------------------------------------------------
                                    SCHEDULE XIX FINANCIAL DATA SCHEDULE
------------------------------------------------------------------------------------------------------------------
If, at the time an annual report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule.  The
Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.
------------------------------------------------------------------------------------------------------------------
  Item No.                              Caption Heading
------------------------------------------------------------------------------------------------------------------
     1              Net Service Company Property                                                $ 948,645
     2              Total Investments                                                          12,087,000
     3              Total Current and Accrued Assets                                           50,473,400
     4              Total Deferred Debits                                                       9,605,351
     5              Balancing Amount for Total Assets and Other Debits                                  -
     6              Total Assets and Other Debits                                              73,114,396
     7              Total Proprietary Capital                                                           1
     8              Total Long-Term Debt                                                                -
     9              Notes Payable                                                                       -
     10             Notes Payable to Associate Companies                                       (2,854,764)
     11             Balancing Amount for Total Current and Accrued Liabilities                 63,882,482
     12             Total Deferred Credits                                                     12,086,677
     13             Accumulated Deferred Income Taxes                                                   -
     14             Total Liabilities and Proprietary Capital                                  73,114,396
     15             Services Rendered to Associate Companies                                  242,566,385
     16             Services Rendered to Nonassociate Companies                                         -
     17             Miscellaneous Income or Loss                                                5,096,674
     18             Total Income                                                              247,663,059
     19             Salaries and Wages                                                         92,872,297
     20             Employee Pensions and Benefits                                             16,084,167
     21             Balancing Amount for Total Expenses                                       138,706,595
     22             Total Expenses                                                            247,663,059
     23             Net Income (Loss)                                                                   -
     24             Total Expenses (Direct Costs)                                             201,868,299
     25             Total Expenses (Indirect Costs)                                            45,794,760
     26             Total Expense (Total)                                                   $ 247,663,059
     27             Number of Personnel End of Year                                                 1,213

------------------------------------------------------------------------------------------------------------------

                                      ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                      --------------------------------------------------------
                                                    EXECUTIVE ORGANIZATION CHART



                                                        Chairman of the Board
                                                                  +
                                                                  +
                                                                  +
                                                       Cheif Executive Officer
                                                                  +
                                                                  +
                                                                  +
___________________________________________________________________________________________________________________________________
      +                     +                       +             +         +                   +                    +
      +                     +                       +             +         +                   +                    +
      +                     +                       +             +         +                   +                    +
Executive Vice     Executive Vice             Executive Vice      +   Executive Vice      Executive Vice     Executive Vice
President -        President - Business       President - Energy  +   President and       President and      President - Corporate
Generation and     Development and            Delivery and        +   General Counsel     Chief Financial    Services and President,
President,         President, Alliant         President,          +                    +--Officer            Alliant Energy
Wisconsin Power    Energy Resources, Inc.  +--IES Utilities, Inc. +                    +                     Corporate Services,Inc.
and Light Co                               +                      +                    +
      +                                    +                      +                    +  Vice President -
      +                                    +                      +                    +  Chief Accounting
      +                                    +  Senior VP -         +                    +--and Financial
Vice President,                            +  Transmission and----+                    +  Planning Officer
Performance                                +--President, Interstate                    +
Engineering and                            +  Power Company                            +
Environmental                              +                                           +  Vice President -
                                           +                                           +  Treasurer and
                                           +--Vice President                           +--Corporate
                                           +                                              Secretary
                                           +                                              +
                                           +--Vice President,                             +
                                           +  Nuclear                                     +  Assistant
                                           +                                              +--Corporate
                                           +                                              +  Secretary
                                           +--Vice President,                             +
                                           +  Customer Services                           +
                                           +  and Operations                              +  Assistant
                                           +                                              +--Corporate
                                           +                                              +  Secretary
                                           +--Vice Persident,                             +
                                              Engineering, Sales                          +
                                              and Marketing                               +  Assistant
                                                                                          +--Treasurer
                                                                                          +
                                                                                          +
                                                                                          +  Assistant
                                                                                          +--Treasurer
                                                                                          +
                                                                                          +
                                                                                          +  Assistant
                                                                                          +--Treasurer

        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                         ---------------------------------------

                          Methods of Allocation

Ratio                          Description

1    Units Sold or Transported Ratio
     A ratio, based on appropriate Client Company electric, gas, steam or water units of sale and/or transport, excluding intra-system sales, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and foreign utility company affiliates for which the Service Company provides energy related services, where applicable). The product-specific units of sales are domestic kilowatt-hour electric sales, dekatherms of gas sold or transported , units of water, or units of steam. A separate ratio will be calculated and used for each utility type (electric, gas, water and steam).

2    Electric Peak Load  Ratio
     A ratio, based on the sum of the monthly domestic firm electric maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

3    Number of Customers Ratio
     A ratio, based on the sum of the firm domestic electric customers (and/or gas customers, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

4    Number of Employees Ratio
     A ratio, based on the sum of the number of employees at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

5    Construction Expenditures Ratio
     A ratio, based on construction expenditures for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. To the extent possible, costs will be segregated by utility type (i.e., electric, gas, water, steam etc.) as well as by function (i.e., production, transmission, distribution and general). If any remaining construction-related costs are common to all utility types, such common costs will be allocated between utility types and functions based on the total of all construction expenditures.

           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                            ---------------------------------------

                          Methods of Allocation

Ratio                          Description

Continued

6    Circuit Miles of Electric Distribution Lines Ratio
     A ratio, based on installed circuit miles of domestic electric distribution lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

7    Number of Meters Ratio
     A ratio, based on the sum of the number of installed electric meters (and/or gas, water or steam meters, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. A separate ratio will be calculated and used for each utility type (i.e. electric, gas, water, steam etc.).

8    Total Assets Ratio
     A ratio, based on the sum of the total assets at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable.)

9    Circuit Miles of Electric Transmission Lines Ratio
     A ratio, based on installed circuit miles of electric transmission lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

10   Number of Central Processing Unit Seconds Ratio
     A ratio, based on the number of central processing unit seconds expended to execute mainframe computer software applications for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function, and the denominator of which is for all Client Companies, (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company.

11   Gross Plant Ratio
     A ratio, based on the sum of direct plant at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all
     Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable).

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                              Methods of Allocation

Ratio                          Description

Continued:

12   Materials, Supplies and Services Ratio
     A ratio, based on the sum of materials, supplies and services, either issued from inventory or directly purchased, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company, or function, and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

13   Tons of Coal Burned Ratio
     A ratio, based on the tons of coal burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

14   Gallons of Oil Burned Ratio
     A ratio, based on the gallons of oil burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

15   Dekatherms of Gas Ratio
     A ratio, based on the dekatherms of gas purchased for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

16   MCF Peak Load Ratio
     A ratio, based on the sum of the monthly gas maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

17   Feet of Gas Line Ratio
     A ratio, based on installed footage of gas lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

18   Feet of Steam Distribution Lines Ratio
     A ratio, based on installed footage of steam lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                 ---------------------------------------

                                Methods of Allocation

Ratio                          Description

Continued:

19   Steam Peak Load Ratio
     A ratio, based on the sum of the monthly steam maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

20   Feet of Water Distribution Lines Ratio
     A ratio, based on installed footage of water lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

21   Water Peak Load Ratio
     A ratio, based on the sum of the monthly water maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

22   Number of Bills Ratio
     A ratio, based on the sum of the number of monthly bills issued, for the immediately preceding twelve calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

23   General Ratio
     A ratio based on the sum of all Service Company expenses directly assigned or allocated, based on allocators other than this "General Ratio" to Client Companies (excluding fuel, gas, purchased power and the cost of goods sold) for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Function and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company. As used herein, "cost of goods sold" represents materials that are resold to the ultimate consumer.

                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                 ---------------------------------------

              Annual Statement of Compensation for Use of Capital Billed

The following annual statement was supplied to each associate company in support of the amount of compensation for use of capital billed during 1999.

In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of of Accounts for Mutual Service Companies and Subsidiary Service Companies, Alliant Energy Corporate Services, Inc. submits the following information on the billing of interest on borrowed funds to associate companies for the year 1999:

A. Amount of interest billed to associate companies is contained on page 25, Analysis of Billing, as part of the direct costs charged.

B. The basis for billing of interest to the associate companies is based on the daily outstanding balance of all loans outstanding during the month.

                  ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                   ---------------------------------------
                                     Signature Clause

Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                Alliant Energy Corporate Services, Inc.
                                ------------------------------------------------
                                  (Name of Reporting Company)


                                By:/s/ Daniel A. Doyle
                                ------------------------------------------------
                                   (Signature of Signing Officer)


                                Daniel A. Doyle, Vice President-Chief Accounting
                                                 and Financial Planning Officer
                                ------------------------------------------------
                                   (Printed Name and Title of Signing Officer)



Date:   April 26, 2000
     ------------------------------